Exhibit 99.1

Retail Value Inc. 3300 Enterprise Parkway Beachwood, OH 44122 216-755-5500	For additional information: Gerald Morgan, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Retail Value Inc. to Make Final Liquidating Distribution

Beachwood, Ohio, November 11, 2026 - Retail Value Inc. (“RVI” or the “Company”) today announced that the Company’s Board of Directors authorized a liquidating distribution of $0.1435 per share payable on December 2, 2026 to the holders of common shares as of 5:00 p.m. Eastern Time on December 1, 2026. RVI does not expect to make any additional liquidating distributions in the future.

About RVI

RVI completed the sale of all of its real estate holdings and filed a certificate of dissolution with the Ohio Secretary of State on June 30, 2022. The Company is in the process of completing the wind up of its business. RVI is managed by one or more subsidiaries of SITE Centers Corp. Additional information about RVI is available at www.retailvalueinc.com.